EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of Joymain International Development Group Inc. (the “Company”) for the registration of 51,720,000 shares of its common stock and to the inclusion in this Registration Statement (FormS-1) of our report dated July 1, 2014 (which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) with respect to the financial statements of Joymain International Development Group Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2014, which filed with the Securities and Exchange Commission.

/s/ RBSM LLP

New York, NY
February 10, 2015